NEWS RELEASE

Contact:
Isaac Cohen
Chief Executive Officer
Bionovo, Inc.
2200 Powell Street, Suite 675
Emeryville, CA 94602
510-601-2000 Phone
510-601-5050 Fax
isaac@bionovo.com Email
www.bionovo.com

                LIGHTEN UP ENTERPRISES INTERNATIONAL ACQUIRED BY
                         BIONOVO IN MERGER TRANSACTION

             MERGER COINCIDES WITH PRIVATE PLACEMENT OF $8.0 MILLION

EMERYVILLE, CA, APRIL 6, 2005 - Lighten Up Enterprises International announced today the closing of a stock-for-stock merger with Bionovo, Inc. Immediately prior to the Merger, Bionovo closed on a private placement totaling approximately $8.0 million, as described below. The combined company will operate under the name "Bionovo" and will assume and execute Bionovo's drug discovery and development business plan as its sole business. Shares will continue to be quoted on the Over-the-Counter (OTC) Bulletin Board initially under its existing symbol, LTUP. The company currently plans to apply for listing of its shares on the American Stock Exchange or Nasdaq SmallCap Market.

Bionovo is a drug development company focusing on the discovery of novel pharmaceutical agents for cancer and women's health. The company's strategy is to develop new drugs that it derives from natural substances used therapeutically in non-western medical practice. Bionovo's first drug is entering phase II clinical testing for menopause, its second has completed phase I clinical testing for cancer, and these are followed by more than forty additional drug candidates that the company believes should provide Bionovo with a sustainable development pipeline of new chemical entities and botanicals.

BIONOVO, INC.

Isaac Cohen, Bionovo's Co-Founder and Chief Executive Officer, stated, "The private placement and merger transactions are significant for Bionovo as it allows us to accelerate our product development and launch our multi-center phase II clinical trial of our drug for menopause, MF101, as well as seek approval for a phase II trial of our anticancer agent, BZL101. We believe that completion of these transactions in the context of challenging capital market conditions demonstrates strong support for the Bionovo drug discovery pathway and the significant market potential anticipated for our products."


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ABOUT THE PRIVATE PLACEMENT TRANSACTION

Bionovo's private placement, which consisted of common stock and warrants to purchase common stock, was completed today and resulted in gross proceeds of approximately $8.0 million. The securities sold by Bionovo in the private placement and shares issued by Lighten Up Enterprises International in the merger have not been registered under the Securities Act of 1933, may not be sold in the United States absent registration pursuant to the Securities Act. The Company expects to file a registration statement for the securities issued in the merger within 90 days.

LEAD DRUG IN CLINICAL TESTING

Women's health is a significant area with unmet medical needs. It is estimated that 75% of the 40 million menopausal women in the US experience unpleasant, menopausal symptoms including hot flashes, depression and vaginal dryness.

For decades, hormone replacement therapy (HRT) has been the only treatment promoted by physicians to facilitate a woman's transition from her reproductive years to menopause. However, recent data refutes the purported benefits of HRT. With the alarming evidence that HRT does not exert any protective cardiac benefit in women and because combination estrogen plus progesterone hormone therapy increases the risks of cardiovascular disease, stroke, breast cancer, uterine cancer, and blood clots, many women are seeking alternative therapies to treat the symptoms of menopause.

Bionovo's lead drug, MF101, is designed to alleviate the symptoms of menopause, including hot flashes and night sweats. Results from the Phase I study show that MF101 is safe and well tolerated for the treatment of hot flashes. Phase II clinical testing has been approved by the U.S. Food and Drug Administration, and Bionovo plans to begin enrollment of the multi-center trial this summer under the directorship of Dr. Deborah Grady at the University of California, San Francisco Medical Center.

FORWARD LOOKING STATEMENTS

This release contains certain "forward looking statements", relating to the business of Lighten Up Enterprises International, Inc. and Bionovo, Inc. which can be identified by the use of forward looking terminology such as "believes", "expects", or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Lighten Up Enterprises International and Bionovo, Inc. are under no obligation (and expressly disclaims any such obligation) to update or alter its forward looking statements whether as a result of new information, future events or otherwise.